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                        TRANSFER AND LICENSING AGREEMENT


                  TRANSFER AND LICENSING AGREEMENT dated as of September 8, 1999 by and between NovaCare, Inc., a Delaware corporation ("NovaCare"), and NovaCare Employee Services, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:


                  WHEREAS, the Company, Plato Holdings, Inc., a Delaware corporation ("Parent"), and New Plato Acquisition, Inc., a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") dated the date hereof pursuant to which, among other things, Parent and Sub shall commence a cash tender offer for all of the outstanding shares of common stock, $.01 par value, of the Company at a price per share of $2.50 net to the seller in cash; and

                  WHEREAS, as a condition to the execution of the Merger Agreement NovaCare has agreed to enter into this Transfer and Licensing Agreement as hereinafter set forth.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Transfer of NovaSource Name. NovaCare hereby irrevocably transfers to the Company all of NovaCare's right and title to, and interest in, if any, the use of the name "NovaSource" and any variants thereof for use by the Company and its successors and assigns. No representation is made as to NovaCare's rights to such name.

                  2. License for Use of NovaCare Name. NovaCare hereby agrees that the Company may use the name "NovaCare" in reference to itself and the Company Subsidiaries (as defined in the Merger Agreement) for a period of six months after the Effective Time of the Merger (as those terms are defined in the Merger Agreement); provided, that, the Company shall not hold itself out to the public as being affiliated with NovaCare. The Company will indemnify NovaCare from any and all liabilities arising out of the use of the "NovaCare" name as provided herein.

                  3.       Miscellaneous.

                  (a) The parties hereto further agree that all notices, requests or instructions under this Transfer and Licensing Agreement shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized overnight courier, to the address set below:

                  If to NovaCare:
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                  NovaCare, Inc.
                  1016 West Ninth Avenue
                  King of Prussia, Pennsylvania  19406
                  Telephone No.:    (610) 992-7200
                  Telecopier No.:   (610) 992-3385

                  If to the Company:

                  NovaCare Employee Services, Inc.
                  2621 Van Buren Avenue
                  Norristown, Pennsylvania  19403
                  Telephone No.:    (610) 650-4813
                  Telecopier No.:   (610) 650-4706

                  (b) This Transfer and Licensing Agreement shall be binding upon the parties hereto and their respective successors and assigns.

                  (c) This Transfer and Licensing Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Transfer and Licensing Agreement to be duly executed on the date first above written.

                                   NOVACARE EMPLOYEE SERVICES, INC.



                                   By: /s/ Loren J. Hulber
                                        Name:        Loren J. Hulber
                                        Title:       President


                                   NOVACARE, INC.



                                   By:  /s/ Robert E. Healy, Jr.
                                        Name:        Robert E. Healy, Jr.
                                        Title:       Senior Vice President